FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 31, 2011	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

WASHINGTON TOWNSHIP, NJ, October 31, 2011 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announces its operating results for the quarter ended September 30, 2011.

Parke Bancorp reported net income available to common shareholders of $1.32 million, or $0.27 per diluted common share, for the September 30, 2011 quarter, compared to net income of $1.58 million, or $0.32 per diluted common share, reported for the quarter ended September 30, 2010, a decrease of 16.6%. The following is a recap of significant items that impacted the third quarter of 2011 compared to the same quarter last year: a $297,000 increase in net interest income primarily attributable to a lower cost of deposits; a $116,000 increase in gain on sale of loans recorded by the Bank’s SBA joint venture, of which the Bank owns 51%; a $250,000 increase in the loan loss provision; a $243,000 increase in salary expense attributable to annual increases and additional staffing. In addition, the Company wrote-down the carrying value of OREO by $480,000 due to signed agreement of sales and deterioration of real estate values in our region. Net income available to common shareholders year-to-date was $5.26 million or $1.05 per diluted common share, compared to $4.89 million, or $0.98 per diluted common share, reported for the nine months ended September 30, 2010, an increase of 7.6%.

At September 30, 2011, Parke Bancorp's total assets increased to $767.0 million from $756.9 million at December 31, 2010, an increase of $10.2 million or 1.3%.

Parke Bancorp's total loans increased to $638.2 million from $626.7 million at December 31, 2010, an increase of $11.5 million or 1.8%.

At September 30, 2011, Parke Bancorp had $38.8 million in non-performing loans representing 5.1% of total assets, an increase from $27.4 million at December 31, 2010. Loans past due 30 to 89 days were $4.5 million at September 30, 2011, a decrease of $11.4 million from December 31, 2010 and an increase of $1.2 million from June 30, 2011.

At September 30, 2011, Parke Bancorp's allowance for loan losses was $16.5 million. The ratio of allowance for loan losses to total loans increased to 2.6% at September 30, 2011 from 2.4% at December 31, 2010. During the quarter Parke Bancorp charged-off $2.4 million in loans, primarily due to estimated collateral deficiencies on impaired loans. The ratio of allowance for loan losses to non-performing loans was 42.5% at September 30, 2011, compared to 53.9% at December 31, 2010.

Parke Bancorp's total investment securities portfolio decreased to $26.4 million from $29.7 million at December 31, 2010, a decrease of $3.3 million or 11.1%.

OREO at September 30, 2011 was $18.2 million, compared to $16.7 million at December 31, 2010. The real estate owned consisted of 13 properties, the largest being a condominium development recorded at $12.3 million. This property was sold and financed by Parke Bank in 2010 but does not qualify for a sales treatment under Generally Accepted Accounting Principles (GAAP).

At September 30, 2011, Parke Bancorp's total deposits increased to $622.0 million from $604.7 million at December 31, 2010, an increase of $2.8 million or 2.9%.

Parke Bancorp's total borrowings decreased to $64.0 million from $75.6 million at December 31, 2010, a decrease of $11.6 million or 15.3%.

Parke Bancorp's total equity increased to $76.3 million at September 30, 2011 from $70.7 million at December 31, 2010, an increase of $5.6 million or 7.9%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We continue to generate very strong earnings through very tight controls on our expenses and a robust net interest margin. Our year to date net income increased 8% over the same period last year, which was a record year for Parke Bank earnings. The real estate market remains a major challenge to the economy and our Bank. We have made substantial progress on working out the challenges in our loan portfolio; however, we still have work to do. The struggling economy combined with the regulatory environment makes it very difficult to work through challenging assets and generate new loans for our bank. Despite this, we are proud that Parke Bank continues to generate a double digit return to our shareholders, 11.91% through the first three quarters of 2011.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
(unaudited)
	September 30, 2011	December 31, 2010	% Change
	(in thousands)
Total Assets	$767,047	$756,853	1.3%
Cash and cash equivalents	69,301	57,628	20.3%
Investment securities	26,425	29,729	-11.1%
Loans	638,197	626,739	1.8%
Deposits	622,029	604,722	2.9%
Borrowings	64,049	75,616	-15.3%
Total equity	76,317	70,732	7.9%

Operating Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Return on average assets	0.83%	1.09%	1.08%	1.03%
Return on average common equity	8.68%	12.75%	11.91%	11.85%
Interest rate spread	4.28%	4.23%	4.32%	4.26%
Net interest margin	4.43%	4.42%	4.47%	4.47%
Efficiency ratio	36.71%	31.11%	34.08%	31.37%

Asset Quality Data
	September 30, 2011	December 31, 2010
	(in thousands)
Allowance for loan losses	$16,472	$14,789
Allowance for loan losses to total loans	2.58%	2.36%
Non-accrual loans	$38,766	$27,445
OREO	$18,190	$16,701

Statements of Income Data
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands)
Interest and dividend income	$10,272	$10,483	$30,910	$30,927
Interest expense	2,312	2,820	7,031	8,571
Net interest income	7,960	7,663	23,879	22,356
Provision for loan losses	2,350	2,100	6,850	6,401
Net interest income after provision for loan losses	5,610	5,563	17,029	15,955
Non-interest income	325	834	3,939	1,892
Non-interest expense	3,052	3,276	9,508	8,252
Income before income taxes	2,883	3,121	11,460	9,595
Provision for income taxes	1,161	1,180	4,605	3,802
Net income attributable to Company and noncontrolling (minority) interests	1,722	1,941	6,855	5,793
Net income attributable to noncontrolling (minority) interests	(152)	(113)	(848)	(168)
Net income attributable to Company	1,570	1,828	6,007	5,625
Preferred stock dividend and discount	251	247	749	740
Net income available to common shareholders	1,319	1,581	5,258	4,885

Basic income per common share	0.27	0.32	1.08	1.00
Diluted income per common share	0.27	0.32	1.05	0.98

Weighted shares - basic	4,886,178	4,881,610	4,886,178	4,860,959
Weighted shares - diluted	4,937,242	4,900,332	4,987,961	4,975,535